EXHIBIT 10.3

USEC Inc.

Non-Employee Director Restricted Stock Unit Award Agreement

(Incentive Restricted Stock Unit Awards)

RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) dated as of      between USEC Inc., a Delaware corporation (the “Company”) and      (the “Participant”):

R E C I T A L S:

The Company has adopted and maintains the USEC Inc. 1999 Equity Incentive Plan as amended from time to time (the “Plan”), which Plan as amended from time to time is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

The Committee has determined that it is in the best interests of the Company and its shareholders to grant the restricted stock unit awards provided for herein to the Participant pursuant to the Plan and the terms set forth herein to further align the interests of non-employee directors of the Company to the interests of shareholders.

This Agreement shall apply to restricted stock unit awards made from time to time after the date hereof representing Participant’s incentive restricted stock unit awards, as set forth on Exhibit A hereto as such Exhibit A may be augmented from time to time.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Grant of the Award(a) . (a) The Company from time to time will grant to the Participant Awards (the “Awards”) of Restricted Stock Units (the “Restricted Stock Units”) in the amounts, on the dates of grant, and labeled as “incentive restricted stock unit awards,” in each case as set forth in Exhibit A hereto, subject to the terms and conditions set forth in this Agreement and the Plan.

(b) In addition, as of each date as of which the Company pays a dividend on Shares before the date (the “Payment Date”) payment is due in respect of the Restricted Stock Units in accordance with Section 2(a) hereof, the Company will grant to the Participant an additional number of Restricted Stock Units (the “Dividend Equivalent Restricted Stock Units”) equal to (a) the product of (i) the dividend per Share payable on the record date relating to such dividend payment date, and (ii) the number of Restricted Stock Units held by the Participant on such dividend payment date, divided by (b) the Fair Market Value of a Share on the dividend payment date. Dividend Equivalent Restricted Stock Units shall become vested (or be forfeited) at the same time and on the same conditions as the Restricted Stock Units to which they relate. Except as provided in this Section 1(b) Dividend Equivalent Restricted Stock Units will be subject to all of the terms and conditions of this Agreement and all references in this Agreement to Restricted Stock Units shall include Dividend Equivalent Restricted Stock Units unless the context requires otherwise.

(c) The number of Restricted Stock Units and any Dividend Equivalent Restricted Stock Units shall be subject to adjustment as provided in Section 4(b) of the Plan.

2. Vesting.

(a) Subject to subsection (b) below, the Participant’s rights in his or her Restricted Stock Units shall become vested and nonforfeitable upon the first to occur of (i) the third annual anniversary of the date of grant of such Restricted Stock Units, (ii) the date the Participant attains eligibility for Retirement, (iii) the date the Participant has a Termination of Service (defined below) by reason of death or Disability, or (iv) the date of a Change in Control of the Company. Restricted Stock Units that are granted to a Participant on or after attainment of eligibility for Retirement shall be vested and nonforfeitable immediately upon the date of grant.

(b) Notwithstanding subsection (a) above, in the event that the Participant has a Termination of Service for Cause, all Restricted Stock Units held by the Participant as of the date of such termination of service shall be canceled and forfeited for no consideration on the date of the Participant’s Termination of Service.

3. Settlement of Restricted Stock Units.

(a) As soon as practicable after the Participant’s Termination of Service, or if earlier as soon as practicable after a Change in Control, the Company shall pay to the Participant (or his or her beneficiary, if applicable) other than following a Change in Control, Shares (or if applicable, the per-Share equivalents of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, which are substituted for a Shares pursuant to Section 4(b) of the Plan) equal to the aggregate number of Restricted Stock Units then held by the Participant.

(b) For purposes of this Agreement a “Termination of Service” means that the Participant is no longer a member of the Board and has undergone a good-faith and complete termination of all arrangements to perform services for the Company in any capacity, which termination constitutes a “separation from service” within the meaning of Section 409A(a)(2)(i) of the Code.

4. Nontransferability. Except under the laws of descent and distribution, the Participant shall not be permitted to sell, transfer, pledge or assign the Restricted Stock Units or any rights under this Agreement. Without limiting the generality of the foregoing, the Restricted Stock Units and the Participant’s rights under this Agreement may not be assigned, transferred, pledged, hypothecated or disposed of in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units of the Participant’s rights under this Agreement contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon them, shall be null and void and without effect.

5. Beneficiary. The Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments hereunder which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form and manner established by the Committee and shall not be effective unless and until received by the Committee during the Participant’s lifetime. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant or (if other than a natural person) failed or ceased to exist, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If the Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares with right of survivorship, unless the Participant has designated otherwise.

6. No Rights as Stockholder. A Participant shall have no right to vote Shares represented by Restricted Stock Units and shall have no rights as a stockholder of the Company with respect to Restricted Stock Units unless and until Shares are delivered to the Participant in settlement of the Restricted Stock Units pursuant to Section 3.

7. No Right to Continued Service. Neither the Plan nor this Agreement shall confer on the Participant any right to continued service with the Company.

8. Legal Requirements. The Company shall not be obligated to make any payment hereunder if the Committee, in its sole discretion, determines that the issuance or transfer of such cash, Shares or other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitled the Company to recover the same under Section 16. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal or non-federal securities laws and any other laws to which such offer, if made, would be subject. The Company shall be under no obligation to register any Shares or other property pursuant to the Securities Act of 1933, as amended, or any other federal or state securities laws on account of the transactions contemplated by this Agreement.

9. No Trust Fund Created. Neither this Agreement nor any of the transactions contemplated hereby shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and the Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

10. No Fractional Shares. Dividend Equivalent Restricted Stock Units shall be determined and granted in fractional Restricted Stock Units where required by Section 1(b) but no fractional Shares shall be issued or delivered pursuant to this Agreement; and on settlement of a Participant’s Restricted Stock Units the value of any fractional shares shall be paid to the Participant in cash.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

12. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or by an instrument in writing signed unilaterally by the Company if the Company determines that such amendment is required by law (including any amendment necessary or desirable to avoid the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code, or otherwise to comply with or obtain for the Participant or the Company any benefits, or avoid for the Participant or the Company any penalties or additional taxes, under the Code or other revenue law).

13. Notices. Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in the case of the Participant, to the Participant’s address as shown in the records of the Company. Either the Participant or the Company may change such party’s address for notices by notice duly given pursuant to this Section.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement. By execution and delivery of this Agreement, the Participant acknowledges receipt of a copy of the Plan.

USEC Inc.

By:
Its:

Participant Signature

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